Exhibit 10.1
Olin Corporation
Supplemental Retirement Savings Plan
As amended and restated effective January 1, 2024
Table of Contents
Page
ARTICLE I DEFINITIONS AND GENERAL PROVISIONS    1
1.1    Definitions    1
(a)    “Account”    1
(b)    “Beneficiary”    1
(c)    “Board”    1
(d)    “Change of Control”    1
(e)    “Committee”    1
(f)    “Company”    1
(g)    “Compensation”    1
(h)    “Disability”    1
(i)    “Dividend Equivalents”    2
(j)    “Eligible Employee”    2
(k)    “Excess Company Matching Contribution”    2
(l)    “Excess Retirement Contribution”    2
(m)    “Gross Fair Market Value”    2
(n)    “Group”    2
(o)    “Maximum Eligible Compensation”    2
(p)    “Olin Common Stock”    2
(q)    “Olin Phantom Units”.    3
(r)    “Plan Administrator”    3
(s)    “Plan Year”    3
(t)    “Participant”    3
(u)    “Participant Contribution”    3
(v)    “Percentage”    3
(w)    “Retirement Plan”    3
(x)    “Specified Employee”    3
1.2    Gender, Numbers and Headers    3
ARTICLE II ELIGIBILITY AND PARTICIPATION    3
i

2.1    Eligibility    3
2.2    Salary Reduction Elections    3
2.3    Maximum Compensation Threshold    4
2.4    Ceasing to Be Eligible    4
ARTICLE III CONTRIBUTIONS AND ACCOUNTS    4
3.1    Account    4
3.2    Investment Elections.    4
3.3    Dividend Equivalents..    5
3.4    Crediting of Dividend Equivalents.    5
3.5    Vesting    5
3.6    Olin Phantom Unit Adjustments    5
3.7    Clawback Policy    6
ARTICLE IV DISTRIBUTIONS    6
4.1    Payment Timing    6
4.2    Payment Form    6
4.3    Payment Made in Cash    7
4.4    Beneficiary    7
ARTICLE V LIABILITY FOR PAYMENT    7
5.1    Liability for Payment    7
ARTICLE VI ADMINISTRATION OF THE PLAN    8
6.1    Plan Administrator    8
6.2    Administrative Duties    8
6.3    Claims Procedures.     9
6.4    Code Section 409A    10
ARTICLE VII AMENDMENT, TERMINATION AND CHANGE OF CONTROL    10
7.1    Amendment or Termination    10
7.2    Effect of Amendment or Termination    10
7.3    Change of Control    10
ARTICLE VIII GENERAL PROVISIONS    12
8.1    Unfunded Plan    12
8.2    No Guaranty    12
8.3    No Enlargement of Employee Rights    12
8.4    Spendthrift Provision    12
8.5    Governing Law    13
8.6    Incapacity of Recipient    13
8.7    Successor Effect    13
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8.8    Unclaimed Benefit    13
8.9    Entire Agreement    13
8.10    Limitations on Liabilities    13
8.11    Duties of Participants and Beneficiaries    13
8.12    Taxes and Withholding    13
8.13    Treatment for Other Compensation Purposes    14
8.14    Right to Offset    14
APPENDIX A HISTORICAL PROVISIONS OF THE PLAN    15

iii

INTRODUCTION
Olin Corporation (“Olin” or “Company”) hereby amends and restates the Olin Corporation Supplemental Retirement Savings Plan (the “Plan”), generally effective January 1, 2024. The Plan was originally adopted as of January 1, 1990, and was originally known as the Olin Corporation Supplemental Contributing Employee Ownership Plan. The Plan was thereafter amended from time to time prior to its amendment and restatement herein. Effective October 1, 2024, the Plan was renamed the Olin Corporation Supplemental Retirement Savings Plan. The Plan is intended to be an unfunded, nonqualified deferred compensation plan for a select group of management and highly compensated employees, as described in Section 201(2) and 301(a)(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
The primary purpose of this Plan is to permit certain executive employees of Olin whose contributions to the Olin Corporation Retirement Savings Plan (the “Retirement Plan”) are limited under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (the “Code”), with certain supplemental benefits to make up for such Code-imposed limitations.
Since the inception of the Plan, there have been certain mergers, as defined and described in Appendix A. Appendix A sets forth additional terms related to such mergers and applicable individuals under the Plan.
ARTICLE I
DEFINITIONS AND GENERAL PROVISIONS
1.1    Definitions. The following terms shall have the meanings hereinafter set forth whenever used in the Plan. To the extent not otherwise provided in the Plan, the terms shall have the meanings ascribed to them in the Retirement Plan.
(a)    “Account” means the account established under the Plan for a Participant holding Olin Phantom Units and/or any phantom investments created herein.
(b)    “Beneficiary” has the meaning set out in Section 4.4.
(c)    “Board” means the board of directors of the Company.
(d)    “Change of Control” has the meaning set out in Section 7.3.
(e)    “Committee” means the Compensation Committee of the Board, or such other committee from time to time designated by the Board or Compensation Committee of the Board.
(f)    “Company” or “Olin” means Olin Corporation and its affiliated companies.
(g)    “Compensation” has the same meaning as under the Retirement Plan, except that it is not subject to the maximum dollar limitation on compensation taken into account for purposes of the Retirement Plan under 401(a)(17) of the Code.
(h)    “Disability” means the Participant has a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months that prevents the Participant from performing the Participant’s customary services to the Company. In accordance with Code Section 409A and the regulations thereunder, the Board shall determine in its sole and absolute discretion whether a Disability exists and may require a Participant to provide appropriate doctor certification in connection with its determination.
(i)    “Dividend Equivalents” means with respect to the Olin Phantom Units held in an Account of a Participant, the dollar amount of regular or special dividends actually paid in cash from time to time on the actual number of shares of Olin Common Stock reflected in such Olin Phantom Units.
(j)    “Eligible Employee” has the meaning set out in Section 2.1.
(k)    “Excess Company Matching Contribution” means, with respect to a Participant for a Plan Year, an amount derived by multiplying (i) the matching formula used in calculating the Company Matching Contribution under the Retirement Plan for the applicable Plan Year for the Participant, as such percentage changes from time to time, by (ii) the annual Participant Contribution for that Participant under this Plan. For avoidance of doubt, a Participant shall be eligible for Excess Company Matching Contributions at the applicable percentage(s) set forth under the Retirement Plan.
(l)    “Excess Retirement Contribution” means, with respect to a Participant for a Plan Year, an amount derived by multiplying (i) the contribution formula used in calculating his or her Retirement Contribution (if any) under the Retirement Plan for the applicable Plan Year for the Participant, as such percentage changes from time to time, by (ii) the excess of such Participant’s Compensation over his or her Maximum Eligible Compensation for such Plan Year under this Plan. To the extent applicable, the applicable contribution percentage indicated under the preceding sentence will change the first of the month in which a Participant becomes age 45.
(m)    “Gross Fair Market Value” means the value of Olin assets determined by the Plan Administrator in its sole discretion without regard to any liabilities associated with such Olin assets.
(n)    “Group” means persons acting together for the purpose of acquiring Olin stock and includes owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Olin. If a person owns stock in both Olin and another corporation that enter into a merger, consolidation purchase or acquisition of stock, or similar transaction, such person is considered to be part of a Group only with respect to ownership prior to the merger or other transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time, or as a result of the same public offering.
(o)    “Maximum Eligible Compensation” means the annual maximum amount of Compensation under Section 401(a)(17) of the Code from which a Participant is permitted to make contributions to the Retirement Plan, as such maximum amount is adjusted from time to time under the Code.
(p)    “Olin Common Stock” means shares of Olin Corporation common stock, $1.00 par value per share, that is traded on the New York Stock Exchange (or such other applicable national exchange).
(q)    “Olin Phantom Units” means phantom shares of Olin Common Stock.
(r)    “Plan Administrator” means the person or committee referenced in Section 6.1.

(s)    “Plan Year” means a twelve-month period from January 1 to December 31.
(t)    “Participant” means an Eligible Employee who has filed an election to participate in the Plan with the Plan Administrator or is otherwise entitled to receive an Excess Retirement Contribution under the Plan.
(u)    “Participant Contribution” means, with respect to a Participant, the annual amount by which the Participant has elected to reduce his Compensation under this Plan, such amount being equal to the Percentage multiplied by the difference between (i) such Participant’s Compensation and (ii) his Maximum Eligible Compensation.
(v)    “Percentage” means the rate at which a Participant elects to reduce his Compensation under this Plan pursuant to the salary reduction agreements described in Section 2.2.
(w)    “Retirement Plan” means the Olin Corporation Retirement Savings Plan.
(x)    “Specified Employee” shall have the meaning ascribed to it under Code Section 409A and shall be determined in accordance with Code Section 409A.
1.2    Gender, Numbers and Headers. Whenever any words are used herein in the masculine, feminine or neuter gender, they shall be construed as though they were also used in another gender in all cases where such would apply, and whenever any words are used herein in the singular or plural form, they shall be construed as though they were also used in another form in all cases where they would so apply. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.
ARTICLE II
ELIGIBILITY AND PARTICIPATION
2.1    Eligibility. Any employee of the Company shall be eligible to participate in this Plan who:
(a)    is a salaried employee;
(b)    is a “highly compensated employee” within the meaning of Code Section 414(q);
(c)    is participating in the Retirement Plan; and
(d)    whose Compensation is in excess of the limitation contained in Section 401(a)(17) of the Code.
An employee of the Company meeting such criteria is referred to herein as an “Eligible Employee.” Notwithstanding Section 1.1(f), the term “Company” for purposes of this Section 2.1 shall exclude any subsidiary, division or entity which is established incident to the acquisition of any other business by Olin Corporation unless designated as participating by the Plan Administrator.
2.2    Salary Reduction Elections. Each Eligible Employee wishing to make Participant Contributions under this Plan must execute and file a salary reduction agreement in a form acceptable to the Plan Administrator.
In the case of the first Plan Year in which an individual becomes an Eligible Employee, the salary reduction agreement must be filed within thirty (30) days following the date the individual became an

Eligible Employee, and such salary reduction agreement shall apply only to Compensation earned after the election is made and effective. If no salary reduction agreement is filed within such time, the Eligible Employee shall not be able to make Participant Contributions for such Plan Year but will be able to do so (to the extent eligible) for subsequent Plan Years as provided in the following paragraph.
To the extent that an Eligible Employee does not have an effective salary reduction agreement filed and such Eligible Employee wishes to make Participant Contributions under the Plan for a Plan Year, an Eligible Employee must file a salary reduction agreement to reduce Compensation by December 31 (or such earlier date set by the Plan Administrator) of the calendar year prior to the beginning of the Plan Year for which it will be effective and prior to the calendar year in which such Compensation would otherwise be earned.
Once filed, any salary reduction agreement to reduce Compensation shall remain in effect for subsequent Plan Years unless revoked or changed by the Participant in writing in a form acceptable to the Plan Administrator. Any revocation or change made with regard to the salary reduction agreement shall be effective only for subsequent Plan Years (and not the Plan Year in which such revocation or change is made).
Notwithstanding the preceding paragraph, the Plan Administrator may (but is not required to) provide, in accordance with Code Section 409A, alternative salary reduction election procedures for performance-based compensation, as defined in Treasury Regulations Section 1.409A-1(e), based on services performed over a period of at least 12 months, provided that such election may be made no later than six (6) months before the end of the period.
2.3    Maximum Compensation Threshold. No salary reduction election shall be given effect under this Plan until the Participant has received Compensation equal to the Maximum Eligible Compensation for the Plan Year to which such salary reduction election relates.
2.4    Ceasing to Be Eligible. If a Participant ceases to meet the Eligible Employee criteria under Section 2.1 during a Plan Year, Participant Contributions, Excess Company Matching Contributions and Excess Retirement Contributions shall cease as of end of such Plan Year.
ARTICLE III
CONTRIBUTIONS AND ACCOUNTS
3.1    Account. Each Participant who so elects (in accordance with Section 2.2 above) for a Plan Year shall make Participant Contributions on a pre-tax basis.
For each Participant, an Account will be established. The Account will contain sub-accounts for each type of contribution credited to the Account and for each type of phantom investment option available to and invested in under his Account. For each Plan Year during which a person is a Participant and making deferrals and/or receiving contributions, the Company (or other Participating Employer) will credit to the Account of each Participant Olin Phantom Units and/or other phantom investment options, equal in value to the sum of such Participant’s (1) Participant Contribution (if any), (2) Excess Company Matching Contribution (if any) and (3) Excess Retirement Contribution (if any). Such crediting shall occur periodically in accordance with the timing of similar deferrals and contributions to the Retirement Plan.
3.2    Investment Elections. The Company shall designate investment funds, in addition to the Olin Phantom Units option, to measure the deemed investment performance of each Participant’s Account. The designation of any such investment funds shall not require the Company or any of its subsidiaries or affiliates to invest or earmark their general assets in any specific manner. From time to time and at any time, the Plan Administrator may add to, freeze, eliminate or change in any way the phantom investment options available under the Plan. If a phantom investment option is eliminated, the Plan Administrator may map investments into other phantom investment options at its discretion. The Plan Administrator may establish such guidelines and rules for the phantom investment options under the Plan as it deems necessary or desirable.
Each Participant shall file an initial investment election with the Plan Administrator with respect to the investment of the Participant’s Account. The election shall designate the investment fund or funds which shall be used to measure the investment performance of the Participant’s Account. The election shall be made within such time period and on such form as the Plan Administrator may prescribe. If the Participant does not file an investment election, his or her Account shall be credited with earnings and losses based on the performance of a default investment fund selected by the Plan Administrator in its discretion.
A Participant may change his or her investment election with respect to his or her Account by filing an appropriate notice with the Plan Administrator in accordance with procedures established by the Plan Administrator. A Participant may also reallocate the current balance of his or her Account, thereby changing the investment fund or funds used to measure the future investment performance of his or her existing Account balance, by filing an appropriate notice with the Plan Administrator. Pending the complete distribution of the Account of a Participant, the Participant shall continue to be able to make and change his or her investment elections pursuant to this Section 3.2.
Each Participant is solely responsible for any investment election that he makes pursuant to this Section 3.2. Each Participant accepts all investment risks entailed by such elections, including the risk of loss and a decrease in the value of the amounts credited to his or her Account.
3.3    Dividend Equivalents. A Participant’s Account will also be credited with Dividend Equivalents when the applicable cash dividends are paid and such Dividend Equivalents will be reinvested according to the Participant’s investment allocation that is then in effect for the Participant Contributions.
3.4    Crediting of Dividend Equivalents. For purposes of calculating the number of Olin Phantom Units to be credited to a Participant’s Account as a result of crediting Dividend Equivalents or contributions, the Plan shall use the Current Market Value for valuing Olin Phantom Units.
3.5    Vesting. Subject to Section 3.7, a Participant shall at all times be fully vested in his Participant Contribution Account balance, and shall vest in his Excess Company Matching Contribution and Excess Retirement Contribution Account balances in accordance with the applicable vesting schedule contained in the Retirement Plan for Company Matching Contributions and Retirement Contributions. Subject to Section 3.7, a Participant shall be fully vested in his Account balance upon his death, Disability, or upon his termination of service from the Company and all affiliates after reaching a retirement date under the Retirement Plan.
3.6    Olin Phantom Unit Adjustments. In the event that the Committee determines that any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Olin Common Stock, or any other securities of Olin, issuance of warrants or other rights to purchase Olin Common Stock, or other securities of Olin, or other similar corporate transaction or event occurs that affects Olin Common Stock such that the Committee determines an adjustment in Olin Phantom Units under the Plan is appropriate in order to prevent dilution or enlargement of the benefits intended to be made available under this Plan, then the

Committee shall, in such manner as it deems equitable, adjust Participants’ Accounts. In the case of a spin-off, split-up, issuance of an extraordinary stock dividend, or similar transaction, such adjustment, in the Committee’s discretion, may result in creation of phantom shares in a separate phantom stock fund and reinvestment of such phantom shares in Olin Phantom Units or such other reinvestment as otherwise determined by the Committee. Notwithstanding the foregoing, a Participant to whom Dividend Equivalents have been allocated shall not be entitled to receive a non-cash special or extraordinary dividend or distribution unless the Committee expressly authorizes such receipt.
3.7    Clawback Policy. The Olin Corporation Clawback Policy adopted by the Board on December 7, 2023 (including any subsequent amendments thereto, or any successor policy that may be adopted) (the “Clawback Policy”) is incorporated into the Plan by this reference. Notwithstanding anything in the Plan to the contrary, any amounts recoverable from (or not paid or issued to) a Covered Employee (as defined in the Clawback Policy) as the result of the Clawback Policy shall not be included in calculating the benefits accrued under or payable to a Covered Employee under this Plan. A Covered Employee's Account (including credited earnings) will be adjusted to reflect the application of the Clawback Policy.
ARTICLE IV
DISTRIBUTIONS
4.1    Payment Timing.
(a)    No amounts credited to a Participant’s Account under this Plan may be withdrawn or distributed prior to the Participant’s termination of employment with the Company and all affiliates, thereof, including, but not limited to any other corporation in the same controlled group with Olin (within the meaning of Section 414(b), (c) and (m) of the Code), death, or Disability. Amounts credited to a Participant’s Account under this Plan may not be loaned to such Participant.
Subject to Section 4.3(d), a Participant’s Account will be distributed in the form elected under Section 4.3 upon the earliest to occur of the Participant’s death, Disability, or termination of active service from the Company and all affiliates. Subject to Section 4.1(b), Plan payments shall be made (in the case of a single lump sum payment) or commence (in the case of annual installments) on or as soon as administratively feasible after the date described in the prior sentence, but not later than 60 days after such date. In the case of the subsequent annual installments, such installments shall be paid on or as soon as administratively feasible after the applicable anniversary date of the date described in the first sentence, but not later than 60 days after such anniversary date.
(b)    Notwithstanding any other provision in the Plan to the contrary, for Plan payments considered deferred compensation under Code Section 409A which are determined to be payable upon any Participant’s termination of employment as determined under Code Section 409A and not subject to an exception or exemption thereunder, shall be paid to the Participant on or as soon as administratively feasible after the date that is six months after the Participant’s termination of employment but not later than 60 days after such date. Any such Plan payments that would otherwise have been paid to the Participant during this six-month period shall instead be aggregated (subject to the earnings, gains and losses credited to the Account during such time) and paid to the Participant pursuant to the preceding sentence. Any Plan payments to which the Participant is entitled to be paid after the date that is six (6) months after the Participant’s termination of employment shall be paid to the Participant in accordance with the applicable terms of this Plan and shall not be subject to this provision.
4.2    Payment Form.

(a)    Each Participant shall elect to receive the value of his Account balance either (i) in a single lump sum, or (ii) in annual installments for a period not to exceed fifteen (15) years, commencing and paid at such time as provided under Section 4.1. Such election shall be made no later than thirty (30) days after such individual becomes an Eligible Employee (or by such later time as may be permitted under Code Section 409A).
(b)    Failure to make a timely form of payment election as provided in paragraph (a) or (b) above will result in such Participant being deemed to have elected a single lump sum payment for his Account, to be paid at such time as provided under Section 4.1. Such deemed election shall be irrevocable for the duration of a Participant’s participation in the Plan except as set forth in paragraph (d) below.
(c)    Notwithstanding the foregoing and irrespective of any election made pursuant to Section 4.3(a), in the event of the Participant’s (i) death or Disability while he is an active employee of the Company or any affiliate or (ii) death following his termination of active service from the Company and all affiliates, the value of his Account balance shall be paid to the Participant or his Beneficiary (as applicable) in a single lump-sum payment as soon as administratively practicable (but in any event within 60 days) following the date of the Participant’s death or Disability.
4.3    Payment Made in Cash. Distributions to a Participant of his Account balance shall be made only in the form of cash. Except as provided in Section 7.3, upon distribution, the value of Olin Phantom Units shall be equal to the average of the daily closing prices of the Olin Common Stock on the New York Stock Exchange for the month preceding the distribution.
4.4    Beneficiary. Any benefit payable under this Plan on account of the death of a Participant shall be paid to the Participant’s beneficiary as designated or determined under the terms of the Retirement Plan; however, a Participant may, by filing with the Plan Administrator prior to death on a form supplied by the Plan Administrator (electronically or otherwise), designate a different individual or entity to be the designated beneficiary of such Participant for purposes of this Plan, in which case the subsequent designation will supersede any designation of a beneficiary under the Retirement Plan for purposes of this Plan. Such designated beneficiary pursuant to the preceding sentence is referred herein as “Beneficiary”.
ARTICLE V
LIABILITY FOR PAYMENT
5.1    Liability for Payment. The Company (and each other Participating Employer) shall pay the benefits provided hereunder with respect to Participants who are employed or were formerly employed by it during their participation in the Plan. In the case of a Participant who was employed by more than one Participating Employer, the Plan Administrator shall allocate the cost of such benefits among such Participating Employers in such manner as it deems equitable. The obligations of any Participating Employer hereunder shall not be funded in any manner. The rights of any person to receive benefits under this Plan are limited to those of a general unsecured creditor of the Participating Employer liable for such benefits hereunder.
ARTICLE VI
ADMINISTRATION OF THE PLAN
6.1    Plan Administrator. The Benefit Plan Review Committee (or any successor or replacement committee) shall be the Plan Administrator of this Plan.

Except for those powers expressly reserved to the Board or Committee, the Plan Administrator shall administer the Plan in accordance with the terms of the Plan. The Plan Administrator shall have the absolute discretion and power to determine all questions arising in connection with the administration and application of the Plan. The Plan Administrator shall have the sole discretion and authority to decide all questions about the interpretation of the Plan provisions, rules and regulations and to resolve any claims for Plan benefits. As such, benefits under the Plan shall be paid only if the Plan Administrator decides in its sole discretion that the applicant is entitled to them. Any such determinations by the Plan Administrator shall be conclusive and binding upon all persons. The Plan Administrator may correct any defect or reconcile any inconsistency in such manner and to such extent as shall be deemed necessary or advisable to carry out the purposes of the Plan.
The Plan Administrator shall:
(a)    determine all questions relating to eligibility of Company employees to participate or continue participation in the Plan;
(b)    compute the amount and kind of benefits (if any) to which any Participant or Beneficiary shall be entitled hereunder;
(c)    maintain all necessary records for the administration of the Plan;
(d)    interpret the provisions of the Plan;
(e)    assist any Participant or Beneficiary regarding his rights, benefits or elections available under the Plan;
(f)    communicate to Eligible Employees, Participants and their Beneficiaries concerning the provisions of the Plan; and
(g)    prescribe such rules (including applicable claim procedures) and forms as it shall deem necessary or proper for the administration of the Plan.
The Plan Administrator shall keep a record of all actions taken and shall keep such other books of account, records and other information that the Plan Administrator deems necessary or desirable for proper administration of the Plan. The Plan Administrator may appoint accountants, actuaries, counsel, advisors and other persons that it deems necessary or desirable in connection with the administration of the Plan. For purposes of this Plan, the Plan Administrator shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Retirement Plan or the Plan.
The Company shall indemnify and hold harmless any member of the Benefit Plan Review Committee (or any successor or replacement committee) from any liability incurred in his or her capacity as such for acts which he or she undertakes in good faith as a member of such committee.
6.2    Administrative Duties. Except as otherwise provided herein, all provisions set forth in the Retirement Plan with respect to the administration of that plan shall also be applicable with respect to this Plan; provided that this Section 6.2 shall not make (or be construed or interpreted to make) the Plan Administrator, Company or any employee or agent of the Company subject to any fiduciary responsibilities under ERISA, or the Plan subject to any applicable requirements of ERISA, that it would not otherwise have in the absence of this Section 6.2.

6.3    Claims Procedures. In order to receive any distribution or other benefits under this Plan, a Participant or Beneficiary must complete the appropriate benefit application procedure prescribed by the Administrative Committee. If a claim for benefits is denied in whole or in part by the Administrative Committee, the claimant shall be given written notice thereof within ninety (90) days following receipt of the claim by the Plan. The Administrative Committee determines that an extension is necessary, it shall notify the claimant of the results for the extension before the end of the initial ninety (90) day period. The extended period may not exceed one hundred eighty (180) days after the date of the filing of the claim.
A notice of adverse benefit determination must be in written or electronic form. Such notice shall set forth, in a manner calculated to be understood by the claimant:
(a)    the reasons for denial of the claim;
(b)    a reference to the particular provisions of the Plan on which denial of the claim is based;
(c)    a statement as to any additional facts or information necessary to perfect the claim and an explanation as to why the same is required; and
(d)    a description of the Plan’s procedures hereinafter set forth for review of the denial of the claim, and a statement regarding the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on appeal.
If a claim for benefits relates to benefits because of disability under the Plan, and the claim is denied in whole or in part by the Administrative Committee, the claimant shall be given written notice thereof within forty-five (45) days following receipt of the claim by the Plan. This period may be extended by the Administrative Committee for up to thirty (30) days, provided that the Administrative Committee determines that such an extension is necessary due to matters beyond the control of the Plan and notifies the claimant, prior to the expiration of the initial forty-five (45) day period, of the reasons for the extension. If, prior to the end of the first thirty (30) day extension period, the Administrative Committee determines that, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional thirty (30) days, provided that the Administrative Committee notifies the claimant, prior to the expiration of the first thirty (30) day extension period, of the reasons for the extension. A notice of extension under this paragraph shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the claimant shall be afforded at least forty-five (45) days within which to provide the specified information (the period for making the benefit determination shall be toned from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information).
Every person whose claim for benefits under the Plan is denied in whole or in part by the Administrative Committee shall have the right to request a review of such denial. Such review shall be granted upon written request therefor filed by the claimant with the Administrative Committee within sixty (60) days following receipt of the notice of the denial (within one hundred and eighty (180) days for disability benefit claims). Such review shall be conducted by the Administrative Committee (or another committee to be designated by the Company). For any review by the Administrative Committee, the claimant, in person or by duly authorized representative, may submit written comments, documents, records and other information related to the benefit claim on appeal. The claimant shall be provided, upon request and free of charge, access to and copies of all documents, records and other information relevant to the benefit claim. The review on appeal will consider all comments, documents, records and other information submitted by the claimant without regard to whether such information was submitted or considered in the initial benefit determination.
The Administrative Committee shall decide the matter with reasonable promptness and in any event within sixty (60) days (forty-five (45) days for disability benefit claims) after receipt of the appeal. If Administrative Committee determines that an extension is necessary, the Administrative Committee shall notify the claimant of the reasons for the extension before the end of such initial period. The extended period may not exceed one hundred and twenty (120) days (ninety (90) days if the claim relates to disability benefits) following receipt of a request for review. Its decision shall be in written or electronic form, and, in the event of an adverse benefit determination, shall set forth, in a manner calculated to be understood by the claimant, (i) the specific reasons for the decision, (ii) the provisions of the Plan on which the determination is based; (iii) a statement that the claimant is entitled to receive, upon request and free of charge, access to and copies of all documents, records and other information relevant to the benefit claim; and (iv) a statement regarding the claimant’s right to bring a civil action under ERISA Section 502(a)
6.4    Code Section 409A. To the extent any provision of the Plan or action taken with respect to the Plan, would subject any Participant to liability for interest or additional taxes under Code Section 409A, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Board or Committee. It is intended that the Plan will comply with Code Section 409A, and the Plan shall be interpreted and construed on a basis consistent with such intent. The Plan may be amended in any respect deemed necessary (including retroactively) by the Board or Committee, in order to preserve compliance with Code Section 409A. For purposes of this Plan, a “termination of employment”, “termination”, “retirement” or “separation from service” (or other similar term having a similar import) under this Plan must also qualify as a “separation from service” as defined in Code Section 409A.
Nothing in this Plan (including, without limitation, the preceding) shall be construed as a guarantee of any particular tax effect for Plan benefits. A Participant (or Beneficiary) is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such person in connection with any distributions to such person under the Plan (including any taxes and penalties under Code Section 409A), and the Company (or any Participating Employer) shall have no obligation to indemnify or otherwise hold a Participant (or Beneficiary) harmless from any or all of such taxes or penalties.
ARTICLE VII
AMENDMENT, TERMINATION AND CHANGE OF CONTROL
7.1    Amendment or Termination. The Company reserves the right to amend or terminate this Plan at any time, by action of the Board or Committee, and without the consent of any employee or other person.
7.2    Effect of Amendment or Termination. Notwithstanding Section 7.1 above, no amendment or termination of the Plan shall directly or indirectly reduce the balance to the credit of any Participant hereunder as of the effective date of such amendment or termination. Upon termination of the Plan, no additional amounts shall be credited under the terms of the Plan. Notwithstanding the termination of this Plan, amounts credited hereunder shall not be distributed to Participants except as provided in Article IV, above.
7.3    Change of Control. Upon a Change of Control, the Account balance of a Participant at the time of a Change of Control shall be paid in cash to such Participant as promptly as practicable, but in no event later than 30 days following the Change of Control. Nothing herein shall be construed as limiting the operations of the Plan after a Change of Control, including crediting of future amounts to the Account of a Participant under Article III and distribution of such Account under Article IV (or pursuant to this Section 7.3 due to a subsequent Change of Control).
Following a Change of Control, no action shall be taken under the Plan that will cause any benefits payable to a Participant to fail to comply in any respect with Code Section 409A without the written consent of the Participant or Beneficiary (as applicable).
Any dispute or controversy arising under or in connection with the Plan subsequent to a Change of Control shall be settled exclusively by arbitration at the Company’s headquarters, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction
“Change of Control” means the occurrence of any of the following events:
(a)    any person or Group acquires ownership of Olin’s stock that, together with stock held by such person or Group, constitutes more than 50% of the total fair market value or total voting power of Olin’s stock, (including an increase in the percentage of stock owned by any person or Group as a result of a transaction in which Olin acquires its stock in exchange for property, provided that the acquisition of additional stock by any person or Group deemed to own more than 50% of the total fair market value or total voting power of Olin’s stock on January 1, 2005, shall not constitute a Change of Control); or
(b)    any person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or Group) ownership of Olin stock possessing 30% or more of the total voting power of Olin stock; or
(c)    a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or
(d)    any person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or Group) assets from Olin that have a total Gross Fair Market Value equal to 40% or more of the total Gross Fair Market Value of all Olin assets immediately prior to such acquisition or acquisitions, provided that there is no Change of Control when Olin’s assets are transferred to:
(i)    a shareholder of Olin (immediately before the asset transfer) in exchange for or with respect to Olin stock;
(ii)    an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by Olin;
(iii)    a person or Group that owns, directly or indirectly, 50% or more of the total value or voting power of all outstanding Olin stock; or
(iv)    an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).
For purposes of this paragraph (d) a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which Olin has no ownership interest before the transaction, but which is a majority-owned subsidiary of Olin after the transaction is not a Change of Control.
For purposes of computing the payout under this Section 7.3, the cash value of the Account of a Participant shall be determined by:
(i)    multiplying the actual number of shares of Olin Common Stock reflected in a Participant’s Olin Phantom Units by the greater of (a) the highest Current Market Value of Olin Common Stock on any date within the period commencing thirty (30) days prior to such Change in Control and ending on the date of the Change in Control, or (b) if the Change in Control occurs as a result of a tender or exchange offer or consummation of a corporate transaction, then the highest price paid per share of Olin Common Stock pursuant thereto;
(ii)    adding any cash portion attributable to a Participant’s Olin Phantom Units held in his Account; then
(iii)    adding the then Current Market Value of that portion of a Participant’s Account which is deemed invested in any other phantom investment option established in the Plan by the Plan Administrator).
ARTICLE VIII
GENERAL PROVISIONS
8.1    Unfunded Plan. The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any distribution hereunder. The right of a Participant or his designated Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor a designated Beneficiary shall have any rights in or against any specific assets of the Company. All amounts credited to the Accounts of Participants shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate. Notwithstanding any provision of this Plan to the contrary, the Company may, but is not obligated to, establish a grantor or “rabbi” trust for the purpose of enabling the Company to provide for the payment of benefits as they become due hereunder. Contributions to the rabbi trust, if any, shall be made by the Company at such times, and in such amounts as the Company in its sole discretion, shall determine.
8.2    No Guaranty. Nothing contained in the Plan (or any Plan communication) shall constitute a guaranty by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder.
8.3    No Enlargement of Employee Rights. No Participant (or designated Beneficiary) shall have any right to receive a distribution of contributions made under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company, nor to create or confer on any Participant the right to defer compensation or receive contribution credits with respect to any future period of service with the Company. Nothing in the Plan shall interfere in any way with the right of the Company to terminate a Participant’s service at any time with or without cause or notice, whether or not such termination results in any adverse effect on the Participant’s interests under the Plan.

8.4    Spendthrift Provision. No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.
8.5    Governing Law. The Plan shall be construed and administered under the laws of the Commonwealth of Virginia (without giving effect to its principles of conflicts of law), to the extent not preempted by federal law.
8.6    Incapacity of Recipient. If any person entitled to a distribution under the Plan is deemed by the Company to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Company may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan therefor.
8.7    Successor Effect. The Plan shall not be automatically terminated by a transfer or sale of all or substantially all of the assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate, subject to the provisions of Section 7.2.
8.8    Unclaimed Benefit. Each Participant shall keep the Company informed of his current address and the current address of his designated Beneficiary. The Company shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Company within three (3) years after the date on which payment of any or all of the Participant’s Account would otherwise be made or commence, payment may be made as though the Participant had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Company is unable to locate any designated Beneficiary of the Participant, then the Company shall have no further obligation to pay any benefit hereunder to such Participant or designated Beneficiary and such benefit shall be irrevocably forfeited.
8.9    Entire Agreement. This Plan (including the Clawback Policy incorporated by reference under Section 3.7) shall constitute the entire agreement between the Company and the Participants concerning the provision of Plan benefits.
8.10    Limitations on Liabilities. Notwithstanding any other provision of the Plan, neither the Company, Plan Administrator, nor any individual acting as employee or agent of the Company shall be liable to any Participant, former Participant, Beneficiary or other person for any claim, loss, liability or expense incurred in connection with the Plan.
8.11    Duties of Participants and Beneficiaries. A Participant and any Beneficiaries shall, as a condition of receiving benefits under this Plan, be obligated to provide the Plan Administrator with such information as the Plan Administrator shall require in order to determine Account balances, calculate benefits under this Plan, or otherwise administer the Plan.

8.12    Taxes and Withholding. As a condition to any payment or distribution pursuant to the Plan, the Plan Administrator may require a Participant to pay such sum to the Company as may be necessary to discharge its obligations with respect to any taxes, assessments or other governmental charges imposed on property or income received by the Participant thereunder. The Company may deduct or withhold such sum from any payment or distribution to the Participant. For each calendar year in which a Participant defers Compensation or receives a contribution credit, the Company may withhold from that portion of the Participant’s Compensation that is not being deferred, in a manner determined by the Company, the Participant’s share of FICA and other employment taxes due; provided, however, that the Company may reduce the applicable amount deferred if necessary to comply with applicable withholding requirements.
8.13    Treatment for Other Compensation Purposes. Payments received by a Participant under the Plan shall not be deemed part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company, unless expressly so provided by such other plan, contract or arrangement.
8.14    Right to Offset. Notwithstanding any provisions of the Plan to the contrary and to the extent permitted under Code Section 409A, the Company may offset any amounts to be paid to a Participant (or Beneficiary) under the Plan against any amounts that such Participant may owe to the Company.
8.15    Retirement Plan Benefits. Any benefit payable under the Retirement Plan shall be paid solely in accordance with the terms and conditions of the Retirement Plan, and nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Retirement Plan.

APPENDIX A
HISTORICAL PROVISIONS OF THE PLAN

ARTICLE I
DEFINITIONS

1.1    Definitions. The following terms shall have the meanings hereinafter set forth whenever used in this Appendix A.

(a)    “Arch” means Arch Chemicals, Inc.

(b)    “Dow Transferee” means employees who, as a part of the transaction between The Dow Chemical Company (“Dow”) and the Company effectuating the spinoff of Dow’s chlorine-related business to the Company as of October 5, 2015, transferred employment from Dow to the Blue Cub Operations, LLC as of the closing of such transaction.

(c)    “Excess Performance Contribution” means, with respect to a Participant for a Plan Year, the amount derived by multiplying (i) the percentage used in calculating the Performance Matching Contribution under the formula contained in the Retirement Plan that is applicable to a Participant for that year, if any, by (ii) the Participant Contribution of that Participant for such year; provided that, if such Participant’s Percentage exceeds six percent (6%), the Participant Contribution will be calculated using six percent (6%) for the Percentage when calculating the Excess Performance Contribution.

A Participant shall vest in his Excess Performance Contribution in accordance with the applicable vesting schedule contained in the Retirement Plan for Performance Matching Contributions. No Excess Performance Contributions shall be made on or after January 1, 2005.

(d)    “Global” means Global Brass and Copper Acquisition Co.

(e)    “Primex” means Primex Technologies, Inc.

ARTICLE II
CONTRIBUTIONS AND ACCOUNTS

2.1     Excess Performance Contributions. Notwithstanding anything in the Plan to the contrary, effective as of January 1, 2005, Excess Performance Contributions shall cease to be made under the Plan.
2.2     Excess Retirement Contributions. Notwithstanding anything in Section 1.1(1) of the Plan, effective only for Plan Years prior to the 2018 Plan Year, Excess Retirement Contributions shall not be made with respect to a Participant who is a Dow Transferee.
ARTICLE III
DISTRIBUTIONS

3.1     Special Payment Rules Regarding Primex & Global. Each Participant whose employment transferred from the Company to Primex, in connection with the spin-off of Primex, shall be fully vested in his Account balance. Notwithstanding anything in the Plan to the contrary, such Account balance may not be distributed until such Participant terminates active service with Primex or, after January 25, 2001, General Dynamics Corporation and its affiliates (or any successor thereafter).
Each Participant whose employment transferred directly from the Company to Global, in connection with the spin- off of the Olin Brass division and Chase Brass and Copper Company, shall be fully vested in his Account balance. Notwithstanding anything in the Plan to the contrary, such Account balance may not be distributed until such Participant terminates active service with Global and its affiliates (or any successor thereto).
Notwithstanding anything to the contrary in Section 4.1 of the Plan or this Appendix A, if a Participant transfers employment from Primex (or its successor, General Dynamics Corporation, or any successor thereafter) or Global (or any successor thereto) back to the Company, such Participant will not be eligible for distribution until such Participant has terminated his employment with the Company and its affiliates.
3.2    Payment Form. Notwithstanding anything to the contrary to Section 4.1 of the Plan, for the transition period beginning January 1, 2005 and ending December 31, 2008, any Participant may make a payment election in accordance with Code Section 409A (and applicable IRS transition relief), in the time and manner prescribed by the Plan Administrator and subject to the following provisions. As of December 31, 2008, any then effective transition payment election shall be irrevocable for the duration of a Participant’s participation in the Plan except as set forth in Section 4.2(c) of the Plan.
ARTICLE IV
CHANGE OF CONTROL

For avoidance of doubt, the spin-off of Arch from Olin Corporation shall not be deemed to be a change of control entitling any Participant herein to benefits under this Plan. The sale of the Olin Brass division and Chase Brass and Copper Company from Olin Corporation shall not be deemed to be a change of control entitling any Participant herein to benefits under this Plan.